Exhibit 99.1

For immediate release

Endeavour Announces 2012 Second Quarter

Operational and Financial Results

Second Bacchus Well On-line

Rochelle Development Drilling Begins

Houston, August 2, 2012 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced production for the second quarter 2012 averaged approximately 6,400 barrels of oil equivalent per day (“boepd”) compared to 3,200 boepd in the same period last year. The Company also announced production from the second Bacchus well and commencement of drilling operations at Rochelle, Endeavour’s operated development in the Central North Sea.

Business highlights include:

•	North Sea:

•	At Bacchus, the second well is online and is currently producing at approximately 8,500 gross barrels of oil per day (“bopd”)

•	At Rochelle, the Diamond Ocean Nomad arrived on location to commence drilling operations

•	A new Alba infill well was brought on production in late June

•	The acquisition of the additional 23.43% working interest in the Alba field from ConocoPhillips was completed

•	MacCulloch and Nicol are anticipated to close in late third/early fourth quarter

•	U.S. Onshore:

•	Drilling in the Heath oil shale play will commence in the coming months

“The last several months have seen Endeavour accomplish several of its goals for 2012. The completion of the acquisition of Alba was a major accomplishment for the Company. Alba is now the largest asset in our portfolio and provides a strong base of continuing production. The strong results from the second Bacchus well re-enforces our belief in the reservoir and its long-term potential,” said William L. Transier, chairman, chief executive officer and president. “For the second half of the year, we remain focused on our remaining objectives including closing the acquisition of MacCulloch and Nicol and start-up of production at Rochelle.”

Operational Update

United Kingdom

At the Bacchus field, Block 22/06a in the Central North Sea, the second development well started production on July 29, 2012. The latest horizontal well, Bacchus West, penetrated Jurassic-aged Fulmar reservoir sandstones and logged 889 feet (measured depth) of net pay in three sections. The well is currently producing approximately 8,500 gross bopd at significantly restricted choke rates. Current combined production from the two Bacchus wells is approximately 13,000 bopd. With the additional positive information gained from the second development well, the Bacchus partners have decided to observe reservoir performance before making a decision on the placement of the next development well to insure optimization of the entire reservoir. Endeavour has a 30% working interest in the Bacchus field.

At Rochelle the contracted drilling rig, the Diamond Ocean Nomad, has arrived and commenced operations to drill the first of two planned development wells. Modifications to the Scott Platform, the off-take solution for the Rochelle development, are expected to be substantially completed during the third quarter in preparation for Rochelle production later in the year. Installation of the pipe and manifolds on the seabed is also scheduled to commence later in the third quarter. The Rochelle development continues on schedule for first production in the fourth quarter of 2012. Endeavour is operator and holds a 44% ownership interest in the Rochelle development which is comprised of Blocks 15/26b, 15/26c and 15/27.

United Kingdom Business Development

During the quarter, the Company completed the acquisition of the additional 23.43% working interest in the Alba field, the first of the three assets being acquired from ConocoPhillips. Alba represents a majority of the production and proved and probable reserves from the three fields. The remaining two assets, MacCulloch and Nicol are scheduled to close late in the third quarter/early fourth quarter of this year.

Production for the second quarter reflects one month of Endeavour’s 25.68% working interest in the Alba field. Entitlement production for Endeavour’s increased ownership interest in Alba will be recorded as revenue in the third quarter, when the first lifting after the closing of the acquisition occurred.

United States Onshore

In the Heath Shale tight oil play, the Company and its partners have completed the core and log data analysis from four vertical pilot wells drilled in 2011. The partnership has prioritized the wells to be re-entered and is in the process of securing a rig to drill the first lateral in the coming months.

There is currently no drilling activity underway in the Company’s U.S. gas fields in the Louisiana, Haynesville or the Pennsylvania, Marcellus. U.S. net daily production averaged 15.2 MMCFe/D for the second quarter and 16.8 MMCFe/D for the first half of 2012.

2012 Second Quarter Finance and Operating Results

The Company reported second quarter adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) increased to $8.4 million in the second quarter this year from $7.6 million in the second quarter a year ago. On a GAAP basis, for the second quarter of 2012 net loss was $50.8 million as compared to net loss of $15.6 million for the same quarter in 2011.

In May, Endeavour completed the additional working interest in the Alba field. As a result $460 million, representing the funds available from the Company’s high yield notes offering, were released from escrow and the Senior Term Loan was retired. The remaining amounts were used in the payment of the purchase price for Alba.

Interest expense for the second quarter includes several non-recurring items. The Company incurred two months of double interest expense during the quarter as both the high yield notes and the Senior Term Loan were outstanding in April and May. The Senior Term Loan was retired at the end of May. Interest expense was also impacted during the quarter by the write-off of the deferred financing charges for the Senior Term Loan of approximately $15 million. On a going forward basis, cash interest expense should average approximately $20 million per quarter.

In June, Endeavour completed the sale of 8.625 million shares of common stock, including the underwriters’ overallotment option, for net proceeds of approximately $61 million dollars. The funds from the offering are being used to fund the Company’s development projects.

In addition, Endeavour completed two agreements supporting Letters of Credit Facilities that replaced previously outstanding Letters of Credit and assisted in the closing of the additional working interest in Alba. The Company also completed and funded a new senior loan in the amount of $100 million during the quarter. The Company is engaged in the bank syndication process to put a new revolver in place that will encompass both the senior loan and to replace these two facilities at an appropriate time in the future.

Earnings Conference Call, Thursday, August 2, 2012 at 9:00 a.m., Central Daylight Time, 3:00 p.m. British Summer Time

Endeavour International will host a conference call and web cast to discuss its 2012 second quarter financial and operating results on Thursday, August 2, 2012 at 9 a.m. Central Daylight Time, 3 p.m. British Summer Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 2480825. The toll-free numbers are 888-713-4494 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-1384(tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Time on August 2, 2012 through 12:00 p.m. on August 9, 2012 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 2480825.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations

Mike Kirksey	713.307.8788
Darcey Matthews	713.307.8711

Pelham Public Relations – UK Media
Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44(0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	June 30,	December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$94,570	$106,036
Restricted cash	178	—
Accounts receivable	37,354	8,649
Prepaid expenses and other current assets	42,042	18,840

Total Current Assets	174,144	133,525

Property and Equipment, Net	810,378	549,196
Goodwill	258,973	211,886
Other Assets	55,681	30,384

Total Assets	$1,299,176	$924,991

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$87,596	$62,275
Current maturities of debt	12,500	12,350
Accrued expenses and other	36,844	20,549

Total Current Liabilities	136,940	95,174

Long-Term Debt	797,285	455,028
Deferred Taxes	106,022	115,759
Other Liabilities	77,500	61,248

Total Liabilities	1,117,747	727,209

Commitments and Contingencies

Series C Convertible Preferred Stock	43,703	43,703

Stockholders’ Equity	137,726	154,079

Total Liabilities and Stockholders’ Equity	$1,299,176	$924,991

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Second Quarter		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues	$23,003	$19,053	$38,169	$33,157

Cost of Operations:
Operating expenses	5,742	6,352	10,640	11,392
Depreciation, depletion and amortization	10,627	7,004	18,533	13,326
Impairment of U.S. oil and gas properties	19,960	—	35,700	—
General and administrative	5,030	4,948	10,353	9,662

Total Expenses	41,359	18,304	75,226	34,380

Income (Loss) From Operations	(18,356)	749	(37,057)	(1,223)

Other Income (Expense):
Derivatives:
Unrealized gains (losses)	3,805	(6,448)	(973)	(1,984)
Interest expense	(46,916)	(7,831)	(66,624)	(20,354)
Interest income and other	(3,676)	(48)	(6,346)	(186)

Total Other Expense	(46,787)	(14,327)	(73,943)	(22,524)

Loss Before Income Taxes	(65,143)	(13,578)	(111,000)	(23,747)

Income Tax Expense (Benefit)	(14,335)	2,026	(24,929)	(687)

Net Loss	(50,808)	(15,604)	(86,071)	(23,060)
Preferred Stock Dividends	456	506	911	1,052

Net Loss to Common Stockholders	$(51,264)	$(16,110)	$(86,982)	$(24,112)

Net Loss per Common Share:
Basic and Diluted	$(1.31)	$(0.42)	$(2.26)	$(0.74)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	39,020	38,612	38,438	32,714

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Six Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(86,070)	$(23,060)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	18,533	13,326
Impairment of U.S. oil and gas properties	35,700	—
Deferred tax benefit	(24,008)	(875)
Unrealized losses on derivatives	973	1,984
Amortization of non-cash compensation	3,114	1,792
Amortization of loan costs and discount	21,724	6,560
Non-cash interest expense	5,153	5,928
Other	4,686	2,789
Changes in operating assets and liabilities	(15,140)	(32,311)

Net Cash Used in Operating Activities	(35,335)	(23,867)

Cash Flows From Investing Activities:
Capital expenditures	(116,458)	(66,727)
Acquisitions	(228,105)	(22,240)
Increase in restricted cash	(178)	(1,347)

Net Cash Used in Investing Activities	(344,741)	(90,314)

Cash Flows From Financing Activities:
Repayments of borrowings	(244,565)	(92,050)
Borrowings under debt agreements, net of debt discount	580,000	—
Financing costs paid	(27,500)	(654)
Proceeds from issuance of common stock	61,088	118,444
Dividends paid	(416)	(973)
Other financing	3	376

Net Cash Provided by Financing Activities	368,610	25,143

Net Decrease in Cash and Cash Equivalents	(11,466)	(89,038)
Cash and Cash Equivalents, Beginning of Period	106,036	99,267

Cash and Cash Equivalents, End of Period	$94,570	$10,229

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Second Quarter		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	191	125	286	225
United States	1	1	2	2

Total	192	126	288	227

Gas sales (MMcf):
United Kingdom	30	34	51	78
United States	1,375	1,012	3,052	1,976

Total	1,405	1,046	3,103	2,054

Oil equivalent sales (MBOE)
United Kingdom	196	131	295	238
United States	230	169	510	332

Total	426	300	805	570

Total BOE per day	4,677	3,295	4,426	3,149

Physical production volume (BOE per day) (1)
United Kingdom	3,910	1,316	2,401	1,311
United States	2,527	1,888	2,804	1,887

Total	6,437	3,204	5,205	3,198

Realized Price, before and after derivatives
Oil and condensate price ($ per Bbl)	$104.46	$117.34	$108.67	$109.03

Gas price ($ per Mcf)	$2.14	$4.13	$2.20	$4.07

Equivalent oil price ($ per BOE)	$54.05	$63.54	$47.39	$58.18

(1)	We record oil revenues using the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. Physical production may differ from sales volumes based on the timing of tanker liftings for our international sales. We use the entitlements method to account for sales of gas production.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Second Quarter		Six Months Ended
	June 30,		June 30,
(amounts in thousands)	2012	2011	2012	2011
Net loss	$(50,808)	$(15,604)	$(86,071)	$(23,060)
Impairment of U.S. oil and gas properties (net of tax) (1)	19,960	—	35,700	—
Unrealized (gain) loss (net of tax) (2)	(4,355)	6,259	(207)	790

Net Loss as Adjusted	$(35,203)	$(9,345)	$(50,578)	$(22,270)

Net loss	$(50,808)	$(15,604)	$(86,071)	$(23,060)
Unrealized loss on derivatives	(3,805)	6,448	973	1,984
Net interest expense	46,794	7,732	66,445	20,150
Depreciation, depletion and amortization	10,627	7,004	18,533	13,326
Impairment of U.S. oil and gas properties	19,960	—	35,700	—
Income tax expense (benefit)	(14,335)	2,026	(24,929)	(687)

Adjusted EBITDA	$8,433	$7,606	$10,651	$11,713

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax (benefit) expense of $550 and $189 and $1,180 and $1,195, respectively.